As filed with the U.S. Securities and Exchange Commission on July 24, 2008

Registration No.___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

B MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	8742	26-1923168
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

90 Grove Street, Suite 02
Ridgefield, CT 06877
(203) 403-9978
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Business Fillings Incorporated
108 West 13th Street
Wilmington, DE 19801
(608) 827-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David E. Danovitch, Esq.
Jaclyn Amsel, Esq.
Paula Pescaru, Esq.
Gersten Savage LLP
600 Lexington Ave.
New York, NY 10022
Tel: (212) 752-9700

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount Being Registered(1)	Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, par value $0.0001 per share	7,800	$0.025	$195	$0.007

(1)
Represents shares of our common stock being registered for the benefit of the stockholders. There are also being registered such indeterminable additional securities as may be issued by reason of stock splits, stock dividends and similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act of 1933, as amended. The price per share is based upon the last sale price of our common stock to our stockholders.

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

i

The information in this Prospectus is not complete and may be changed. The selling stockholders may not distribute or otherwise sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated July 24, 2008

PRELIMINARY PROSPECTUS

7,800 Shares of Common Stock of

B MANAGEMENT, INC.

This Prospectus relates to the resale by certain selling stockholders of up to 7,800 shares of our common stock, $.0001 par value. The selling stockholders may offer and sell their shares at $0.025 per share until our shares are quoted on the Over-the-Counter Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at $0.025 per share, at prevailing market prices or at privately negotiated prices.

The selling stockholders will receive all proceeds from the sale of the shares of our common stock in this offering. We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling stockholders. We have agreed to bear all expenses, other than transfer taxes of registration, incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them. There is no minimum amount of securities which may be sold. There are no underwriting commissions involved in this offering. Selling stockholders will pay no offering expenses.

Our common stock is not traded on any public market and, although we intend to apply to have our common stock quoted on the Over-the-Counter Bulletin Board (through a broker/dealer), we may not be successful in such efforts, and our common stock may never trade in any public market.

An investment in our common stock involves a high degree of risk. Please carefully review the section titled “Risk Factors” beginning at page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ___________, 2008

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TABLE OF CONTENTS

GENERAL	1

SUMMARY INFORMATION	1

RISK FACTORS	4

USE OF PROCEEDS	10

DETERMINATION OF OFFERING PRICE	10

DILUTION	10

SELLING STOCKHOLDERS	10

PLAN OF DISTRIBUTION	13

DESCRIPTION OF SECURITIES TO BE REGISTERED	16

INTEREST OF NAMED EXPERTS AND COUNSEL	18

BUSINESS	18

DESCRIPTION OF PROPERTY	21

LEGAL PROCEEDINGS	21

FINANCIAL STATEMENTS	22

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	23

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	25

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	25

EXECUTIVE COMPENSATION	26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS	27

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	28

SIGNATURES	34

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GENERAL

As used in this Prospectus, references to “the Company,” “B Management,” “we,” “our,” “ours” and “us” refer to B Management, Inc. and our wholly owned subsidiary, B Management, LLC, unless otherwise indicated. In addition, references to “financial statements” are to our financial statements except as the context otherwise requires.

SUMMARY INFORMATION

The following summary highlights some of the information in this Prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors, the financial statements and the notes accompanying the financial statements appearing elsewhere in this Prospectus.

Summary of Corporate Background

We were incorporated in the State of Delaware on February 1, 2008. Our principal executive office is located at 90 Grove Street, Ridgefield, Connecticut 06877, our telephone number is (203) 403-9978, our facsimile number is (203) 431-9305, and our website address is www.bmanagement.com.

We acquired our operating business in a transaction in which we exchanged 1,000,000 shares of common stock for 100% of the ownership interest in B Management, LLC. B Management, LLC is a limited liability company which was organized under the laws of the state of Connecticut on September 17, 2002, and was initially owned by four members. The shares of our common stock were distributed to them in the exchange in accordance with the percentage that each member owned of B Management, LLC, in accordance with the company’s operating agreement. Simon Roberts, one of the initial members of B Management, LLC, is our sole officer and director.

Our Business

Through our wholly owned subsidiary B Management, LLC, we provide training and development services to individual contract managers and corporate contract management teams. We have developed and now operate and own an online skills assessment system designed to highlight strengths and identify weaknesses in a customer’s “on the job” skill set. We offer certification for successful completion of the program. Please refer to the section titled “Business” beginning at page 18 for additional information.

This Offering

Shares of Common Stock, $0.0001 Par Value per Share, Offered by the Selling Stockholders:	7,800 shares

Shares of Common Stock, $0.0001 Par Value per Share, Outstanding Prior to this Offering:	1,007,800 shares

Shares of Common Stock, $0.0001 Par Value per Share, Outstanding after this Offering:	1,007,800 shares

Terms of the Offering:	The selling stockholders will determine when and how they will sell the common stock offered pursuant to this Prospectus.

Termination of the Offering:
This offering will conclude when all of the 7,800 shares of common stock have been sold, or when we decide to terminate the registration of those shares. We may also terminate this registration if the resale provision of Rule 144 promulgated under the Securities Act of 1933, as amended, by operation would render registration futile.

Use of Proceeds:
We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders identified in this Prospectus. The selling stockholders will receive all net proceeds from the sale of the shares of our common stock offered by this Prospectus.

Risk Factors:
An investment in our common stock is subject to significant risks. You should carefully consider the information set forth in the section titled “Risk Factors” beginning at page 4 as well as other information set forth in this Prospectus, including our financial statements and related notes.

Dividend policy:	We have not paid any dividends on our common stock since our inception, and we do not anticipate the declaration or payment of any dividends at any time in the foreseeable future.

Summary Financial Data

The following unaudited balance sheet summary should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus and in the information set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three months ended Mar. 31, 2008	Year ended Dec. 31, 2007
Revenues	$135,598	$271,102
Operating Expenses	$47,367	$244,515
Earnings (Loss)	$88,233	$11,587

	As of Mar. 31, 2008	As of Dec. 31, 2007
Total Assets	$153,130	$47,245
Total Liabilities	$112,529	$94,877
Working Capital	$40,601	$(47,632)
Stockholder’s Equity	$41,101	$(47,132)

RISK FACTORS

You should carefully consider the risks described below before investing in our common stock. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in the following risk factors actually occur, our business, results of operations and financial condition could be materially adversely affected and you may lose all or a part of your investment.

Risks Related to Our Business

WE MAY NOT BE ABLE TO EFFECTIVELY CONTROL AND MANAGE OUR GROWTH.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product offerings beyond our current offering of skills assessment and modular training programs and in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce, and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause longer product development time frames and administrative inefficiencies.

WE ARE IN AN INTENSELY COMPETITIVE MARKET WHICH COULD IMPACT OUR ABILITY TO GAIN MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE.

The market for providers of online evaluation, training and development services is intensely competitive. While we are established within this industry, we may face competitive pressures from numerous companies. There are a number of companies that offer one or all of the services which we offer. Risks of competition may include our clients developing their own “in-house” software which would negatively impact our business. The online training market is rapidly evolving, and competition among e-commerce companies is significant. We cannot assure you that the services provided by our existing and potential competitors will not be perceived by current or potential clients as being superior to ours.

BECAUSE OF THE INDUSTRY IN WHICH WE OPERATE, WE MAY BE PARTICULARLY AFFECTED BY GENERAL ECONOMIC CONDITIONS.

Evaluation and development services are typically discretionary for businesses and may be particularly affected by negative trends in the general U.S. economy. The success of our operations depends to a significant extent upon a number of factors relating to business spending, including economic conditions affecting discretionary spending (such as earnings outlook, business conditions, interest rates and the availability of credit and taxation) for the economy as a whole and in regional and local markets. Any significant deterioration in general economic conditions could have a material adverse effect on our business, financial condition and results of operations.

WE WILL REQUIRE ADDITIONAL CAPITAL TO GROW OUR BUSINESS, WHICH MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US, OR AT ALL.

We will require additional capital to sustain and grow our business. We also may encounter unforeseen costs that also could require us to seek additional capital. Accordingly, we may seek to raise additional capital in the form of debt and/or equity financing. An inability to obtain such funding would prevent us from implementing our business plan. We have not yet identified the sources for the additional financing we require and we do not have commitments from any third parties to provide this financing. We may not succeed in raising the necessary capital or in negotiating and obtaining initial (or, even if we receive initial) additional financing that is acceptable to us. Our ability to obtain additional capital will also depend on market conditions, the national economy and other factors beyond our control. The terms of any future debt or equity funding that we are able to obtain may be unfavorable to us and to our stockholders.

WE WILL NOT BE ABLE TO PREVENT OTHERS FROM USING OUR INTELLECTUAL PROPERTY, WHICH COULD HARM OUR BUSINESS AND COMPETITIVE POSITION.

Our success depends, in part, on our ability to protect our proprietary technologies. We do not own and have not applied for patents covering our technology. We also cannot assure you that our current or potential competitors do not have, and will not obtain, patents that will prevent, limit or interfere with our ability to develop or use our technologies.

OUR CURRENT AND TARGET CUSTOMERS RANGE FROM SMALL TO LARGE MULTI-NATIONAL BUSINESSES AND OR DIVISIONS OF THESE COMPANIES, WHICH MAY INCREASE OUR COSTS TO REACH, ACQUIRE AND RETAIN CUSTOMERS.

We provide our services to businesses ranging in size from small start up organizations to large multinational companies. To grow our revenue quickly, we must add new customers, sell additional services to existing customers, and encourage existing customers to renew their subscriptions. However, selling to and retaining smaller companies can be more difficult than selling to and retaining large enterprises because small company customers tend to be more price-sensitive and more difficult to reach with broad marketing campaigns. In addition, small to medium sized companies have high churn rates in part because of the nature of their businesses and often lack the staffing to benefit fully from our skills assessment and modular training programs. Further, vendors often incur higher sales, marketing and support expenditures per revenue dollar generated when selling to small and medium-sized companies. We also face difficulties and additional expenditures when selling to larger companies because the numerous levels of review and approval extend our sales cycle. If we are unable cost-effectively to market and sell our skills assessment and modular training programs and future products to our target customers, then our ability to grow our revenue quickly and become profitable will be harmed.

ASSERTIONS BY THIRD PARTIES THAT WE INFRINGE THEIR INTELLECTUAL PROPERTY, WHETHER SUCCESSFUL OR NOT, COULD SUBJECT US TO COSTLY AND TIME-CONSUMING LITIGATION OR EXPENSIVE LICENSES.

The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks, and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us may develop, and costs of defending against such claims may be so significant as to have a material impact on our business. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, many of our partner and product agreements require us to indemnify our customers for certain third-party intellectual property infringement claims, which could increase our costs as a result of defending such claims and may require that we pay damages or purchase expensive licenses, if there were an adverse ruling related to any such claims. These types of claims could harm our relationships with our customers, may deter future customers from subscribing to our services, or could expose us to litigation for these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party.

MANY OF OUR CUSTOMERS ARE PRICE SENSITIVE, AND IF THE PRICES WE CHARGE FOR OUR PRODUCTS ARE UNACCEPTABLE TO OUR CUSTOMERS, THEN OUR OPERATING RESULTS WILL BE HARMED.

Many of our customers are price sensitive, and we have limited experience with respect to determining the appropriate prices for our products. As the market for our products matures, or as new competitors introduce new products or services that compete with ours, we may be unable to renew our agreements with existing customers or attract new customers at the same price or based on the same pricing model as previously used. As a result, it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could harm our revenue, gross margin, and operating results.

GOVERNMENT REGULATION OF THE INTERNET AND E-COMMERCE IS EVOLVING, AND UNFAVORABLE CHANGES OR OUR FAILURE TO COMPLY WITH REGULATIONS COULD HARM OUR OPERATING RESULTS.

As Internet commerce continues to evolve, the prospect of increasing regulation by international, federal, state or local government agencies becomes more likely. Increased regulation in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing, or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for Web-based applications and restricting our ability to store, process, and share our customers’ data. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet also may be imposed. Any regulation imposing greater fees for Internet access or use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Web-based services, which could affect our financial model, impact our financial results, and harm our business and operating results.

SUBSTANTIALLY ALL OF OUR REVENUE TO DATE HAS BEEN DERIVED FROM REFERRALS FROM A RELATED PARTY WHICH COULD CEASE DOING BUSINESS WITH US.

Substantially all of our revenue to date has been derived from referrals and sales by International Association for Contract and Commercial Management (“IACCM”), our related party through common management. IACCM refers us both individuals and enterprise-wide assignments with corporations of many sizes and retains a 10% fee for such referrals. There can be no assurance that this relationship will continue in the future which could impact our financial results and harm our business and operating results.

APPROXIMATELY 99% OF OUR ASSETS CONSIST OF A TRADE RECEIVABLE FROM A RELATED PARTY WHICH MAY NOT MAKE TIMELY PAYMENTS TO US.

As of March 31, 2008 we had a related party trade receivable of $152,314 due to us from IACCM, which represents approximately 99% of our assets. The trade receivable represents fees due to us as a result of IACCM’s referrals and sales on our behalf. Our business and operating results could be materially adversely affected if IACCM does not make timely payments to us of this trade receivable.

OUR SOLE OFFICER DOES NOT DEVOTE HIS FULL EFFORTS TO OUR BUSINESS.

Our sole officer, Simon Roberts, is involved in other business ventures separate and apart from his activities on our behalf. He currently serves as a business development specialist at Global Executive Business Services, Inc., an entity with which we are related through common ownership (please see the section titled “Transactions with Related Persons, Promoters and Certain Control Persons”). As a result of Mr. Robert’s other obligations, there is a substantial risk that he will not devote as much time as is necessary to our operations which will harm our business and operating results.

Risks Related to Our Common Stock

ANY ADDITIONAL FUNDING WE ARRANGE THROUGH THE SALE OF OUR COMMON STOCK WILL RESULT IN DILUTION TO EXISTING STOCKHOLDERS.

Our most likely source of additional capital for the foreseeable future will be the sale of additional shares of our common stock. Such issuances will cause stockholders’ interests in our common stock to be diluted, which will negatively affect the value of your shares.

CURRENTLY, THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, AND THERE CAN BE NO ASSURANCE THAT ANY PUBLIC MARKET WILL EVER DEVELOP OR THAT OUR COMMON STOCK WILL BE QUOTED FOR TRADING. FURTHER, EVEN IF QUOTED, IT IS LIKELY TO BE SUBJECT TO SIGNIFICANT PRICE FLUCTUATIONS.

Currently, our common stock is not listed on any public market, exchange, or quoted on any quotation system. Although we are taking steps to have our common stock publicly traded, a market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the Over-the-Counter Bulletin Board upon the effectiveness of the Registration Statement of which this Prospectus forms a part. However, our common stock may never be quoted on the Over-the-Counter Bulletin Board, or, even if quoted, a public market may not materialize. Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable security holders to sell their stock. If our common stock is not quoted on the Over-the-Counter Bulletin Board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased, rendering their shares effectively worthless and resulting in a complete loss of their investment.

We intend to identify a market maker to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the Over-the-Counter Bulletin Board upon the effectiveness of the Registration Statement of which this Prospectus forms a part. There can be no assurance that we will be successful in identifying a market maker that will be willing to trade our shares of common stock or if we find such a market maker whether such market maker’s application will be accepted by FINRA. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. Further, even if a market for our shares of common stock is established, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

ANY TRADING MARKET THAT MAY DEVELOP MAY BE RESTRICTED BY VIRTUE OF STATE SECURITIES “BLUE SKY” LAWS WHICH PROHIBIT TRADING ABSENT COMPLIANCE WITH INDIVIDUAL STATE LAWS. THESE RESTRICTIONS MAY MAKE IT DIFFICULT OR IMPOSSIBLE FOR OUR STOCKHOLDERS TO SELL SHARES OF OUR COMMON STOCK IN THOSE STATES.

There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities regulations and laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state Blue Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock.

We currently do not intend to and may not be able to qualify our securities for resale by our selling stockholders in approximately 17 states which do not offer manual exemptions and require shares to be qualified before they can be resold by our stockholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

BECAUSE WE WILL BE SUBJECT TO THE “PENNY STOCK” RULES ONCE OUR SHARES ARE QUOTED ON THE OVER-THE-COUNTER BULLETIN BOARD, THE LEVEL OF TRADING ACTIVITY IN OUR COMMON STOCK MAY BE REDUCED.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

IN THE EVENT THAT A PUBLIC MARKET DEVELOPS, THE PRICE OF OUR COMMON STOCK IS SUBJECT TO SIGNIFICANT PRICE FLUCTUATIONS.

Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which our common stock trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of us and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS TO HOLDERS OF OUR COMMON STOCK IN THE FORESEEABLE FUTURE. AS A RESULT, HOLDERS OF OUR COMMON STOCK MUST RELY ON STOCK APPRECIATION FOR ANY RETURN ON THEIR INVESTMENT.

We have not declared any dividends since our inception, and we do not plan to declare any dividends in the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

USE OF PROCEEDS

The selling stockholders will receive all proceeds from the sale of the shares of our common stock in this offering. We will not receive any proceeds from the sale of the shares of our common stock offered pursuant to this Prospectus by the selling stockholders. We will bear all expenses other than transfer taxes of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling stockholders to underwriters, agents, brokers and dealers will be borne by them.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common equity being registered. All of our outstanding shares held by non-affiliates were issued at $0.025 per share. The selling stockholders may, from time to time, offer to sell, or sell all or a portion of, their shares of common stock being offered in this Prospectus at $0.025 per share until our shares are quoted on the Over-the-Counter Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at $0.025 per share, at prevailing market prices at the time of sale, or at privately negotiated prices. See “Plan of Distribution” for additional information.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders as a result of the offering by the selling stockholders.

SELLING STOCKHOLDERS

We are registering an aggregate of 7,800 shares of common stock for resale by the selling stockholders listed in the table below.

All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following tables set forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by this Prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the common stock being registered.

Except as indicated in the notes to the table below, none of the selling stockholders held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with the Securities and Exchange Commission rules, and includes investment power with respect to shares and shares owned pursuant to warrants or options exercisable within 60 days.

The percentages of shares beneficially owned are based on 1,007,800 shares of our common stock issued and outstanding as of July 24, 2008, on a fully diluted basis.

We may require the selling stockholders to suspend the sales of the securities offered by this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related Registration Statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Selling Stockholder	Number of Shares Beneficially Owners Prior to the Offering	Percentage of Shares Owned Before Offering	Number of Shares Being Offered by the Selling Stockholders(1)	Number of Shares to be Beneficially Owned after the Offering, Assuming All Shares Sold	Percentage of Shares to be Beneficially Owned after the Offering, Assuming All Shares Sold
Jessica M. Lee	200	*	200	0	0%
Christina Savini	200	*	200	0	0%
Richard Brancaccio	200	*	200	0	0%
Laurie Miller	200	*	200	0	0%
Mark Heminway (2)	200	*	200	0	0%
Will Holland	200	*	200	0	0%
Edward Sereda	200	*	200	0	0%
Erin Brody	200	*	200	0	0%
Jesse Kitt (3)	200	*	200	0	0%
James Carroll (4)	200	*	200	0	0%
Lisa Carroll (4)	200	*	200	0	0%
Willie Addison (3)	200	*	200	0	0%
Heidi Addison (3)	200	*	200	0	0%
Jennifer Cope (5)	200	*	200	0	0%
John Collins	200	*	200	0	0%
Jerome Cope (5)	200	*	200	0	0%
Susanna Birch	200	*	200	0	0%
Jennifer Ranalli (6)	200	*	200	0	0%
Lisa Daley	200	*	200	0	0%
Allison See	200	*	200	0	0%
Barry Birch	200	*	200	0	0%
Stephanie Ranalli (6)	200	*	200	0	0%
Marge Heminway (2)	200	*	200	0	0%
Jonathan Emery	200	*	200	0	0%
Carl Durgin	200	*	200	0	0%
Deanne Habich	200	*	200	0	0%
Katherine Michael	200	*	200	0	0%
Allen Hindin	200	*	200	0	0%
Michelle Lynch	200	*	200	0	0%

Selling Stockholder	Number of Shares Beneficially Owners Prior to the Offering	Percentage of Shares Owned Before Offering	Number of Shares Being Offered by the Selling Stockholders(1)	Number of Shares to be Beneficially Owned after the Offering, Assuming All Shares Sold	Percentage of Shares to be Beneficially Owned after the Offering, Assuming All Shares Sold
Douglas Macdonald	200	*	200	0	0%
Joseph Chelednik	200	*	200	0	0%
Claire Bacon	200	*	200	0	0%
Kyle Maher	200	*	200	0	0%
Robert Spielman	200	*	200	0	0%
Thomas Saunders	200	*	200	0	0%
Laurence Ditkoff	200	*	200	0	0%
Dianna Holt	200	*	200	0	0%
Julian Ward	200	*	200	0	0%
Cynthia Finimore-Bishop	200	*	200	0	0%

TOTAL	7,800		7,800	0	0%

*	Indicates less than 1%.
(1)
Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders.

(2)	Mark Heminway and Marge Heminway are husband and wife.
(3)	Willie Addison and Heidi Addison are husband and wife And Jesse Kitt is the their son.
(4)	James Carroll and Lisa Carroll are husband and wife.
(5)	Jerome Cope and Jennifer Cope are husband and wife.
(6)	Jennifer Ranalli is the mother of Stephanie Ranalli.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this Prospectus;

•	broker-dealers may agree with the Selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this Prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders. The anti-manipulation rules under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

Penny Stock Considerations

SEC Rule 15g-9, establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure is also required to be made about the risks of investing in penny stock in both public offerings and in secondary trading, and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, stockholders may find it difficult to dispose of our shares.

State Securities - Blue Sky Laws

There is no public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities regulations or laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state Blue-Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the shares of our common stock for an indefinite period of time.

Selling stockholders may contact us directly to ascertain procedures necessary for compliance with Blue Sky Laws in the applicable states relating to sellers and/or purchasers of our shares of common stock.

We intend to apply for listing in Mergent, Inc. Securities Manual which, once published, will provide us with “manual” exemptions (as described below) in approximately 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.”

Thirty-three states have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by selling stockholders under this Prospectus. In these states, so long as we obtain and maintain a listing in Mergent, Inc. or Standard and Poor’s Corporate Manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after the Registration Statement, of which this Prospectus forms a part, is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

We currently do not intend to and may not be able to qualify our common stock for resale in other states which require shares to be qualified before they can be resold by our stockholders.

Limitations Imposed by Regulation M

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the associated rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this Prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to so deliver copies of this Prospectus or any related Prospectus supplement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue 95,000,000 shares of common stock at a par value of $0.0001 per share and 5,000,000 shares of blank check preferred stock at a par value of $0.0001 per share.

Common Stock

We are authorized to issue 95,000,000 shares of common stock. As of July 24, 2008 we had 1,007,800 shares outstanding.

The holders of our common stock, including the shares issued in this offering, are entitled to equal dividends and distributions, per share, on the common stock when, as and if declared by our Board of Directors from funds legally available for that purpose. No holder of shares of our common stock has a pre-emptive right to subscribe for any securities or are any common shares subject to redemption or convertible into other securities. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of our common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote on the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Dividend Policy

The payment by us of dividends, if any, in the future is within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future. We intend to retain all earnings, if any, for use in our business.

Blank Check Preferred

We are also authorized to issue 5,000,000 shares of blank check preferred stock. Pursuant to our Articles of Incorporation, our Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The Board of Directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each series. Documents so filed are matters of public record and may be examined according to procedures of the Delaware Secretary of State, or copies may be obtained from us. Our Board of Directors has not designated any series or issued any shares of preferred stock at this time.

The issuance of preferred stock creates additional securities with dividend and liquidation preferences over common stock, and may have the effect of delaying or preventing a change in control without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Anti-Takeover Measures

Our certificate of incorporation, our by-laws, and the Delaware General Corporation Law contain various provisions that could have the effect of delaying or preventing a change in control of us or our management which stockholders may consider favorable or beneficial. These provisions include the following:

•
We are authorized to issue “blank check” preferred stock, which is preferred stock that can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of our common stockholders;

•
We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” includes any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•
an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date; and

•	an affiliate or associate of the persons defined as an interested stockholder.

Any one of these provisions could discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock.

Market for Securities

There is currently no public trading market for our common stock. We intend to apply for quotation of our common stock on the Over-the-Counter Bulletin Board.

Equity Compensation Plan Information

We have not established an equity compensation plan, but anticipate establishing one in the future.

Warrants and Options

As of the date of this Prospectus there are no outstanding options or warrants to purchase, or other instruments convertible into, our common stock.

Holders

As of July 24, 2008, we have 1,007,800 shares of common stock issued and outstanding, which are held by 40 stockholders of record.

Transfer Agent

The transfer agent for our common stock is Island Stock Transfer, located at 100 Second Avenue South, Suite 104N, St. Petersburg, Florida 33701.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus which prepared or certified any part of this Prospectus or provided an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in us, nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

BUSINESS

Corporate History

We were incorporated in the State of Delaware on February 1, 2008. Our principal executive office is located at 90 Grove Street, Ridgefield, Connecticut 06877, our telephone number is (203)403-9978, our facsimile number is (203)431-9305, and our website address is www.bmanagement.com.

We acquired our operating business on April 1, 2008 in a transaction in which we exchanged 1,000,000 shares of common stock for 100% of the ownership interest in B Management, LLC. B Management, LLC is a limited liability company which was organized under the laws of the state of Connecticut on September 17, 2002, and was initially owned by four members. The shares of our common stock were distributed to them in the exchange in accordance with the percentage that each member owned of B Management, LLC, in accordance with the company’s operating agreement. Simon Roberts, one of the initial members of B Management, LLC, is our sole officer and director.

We acquired our operating business on April 1, 2008 in a transaction in which we exchanged 1,000,000 shares of common stock for 100% of the ownership interest in B Management, LLC. B Management, LLC is a limited liability company which was organized under the laws of the state of Connecticut on September 17, 2002, and was initially owned by four members. The 1,000,000 shares of our common stock were distributed to the members of B Management, LLC in accordance with the percentage in which such member owned of B Management, LLC, in accordance with B Management, LLC’s operating agreement. These percentages are shown in the following table:

Name of Member	Membership Percentage in B Management, LLC	Number of B Management, Inc. Shares
Simon Roberts	3%	30,000
Tim Cummins	50%	500,000
Leonora Valvo	42%	420,000
Robert Emery	5%	50,000
Total	100%	1,000,000

Our executive offices are located at 90 Grove Street, Suite 02, Ridgefield, Connecticut 06877.

Our fiscal year end is December 31.

Business

Generally

The contract management profession is a sub-category of procurement, which generally consists of evaluation and selection of suppliers of certain products or services based on certain criteria, including availability, reliability and price. Contract management entails managing, organizing, planning and negotiating major procurement contracts. Certain skills are required to accomplish contract objectives at different professional levels, including: analytical and communications skills, risk management, ability to draft contractual instruments, identification of required improvements, and identification and compliance with applicable domestic and international regulations and laws.

Through our wholly owned subsidiary, B Management, LLC, we provide training and development services through an online curriculum to individual contract managers and corporate contract management teams involved in negotiations for complex transactions, predominantly in the IT, telecom and aerospace industries on all sides of contract transactions. Our professional development program is a self-study learning module, designed to develop certain skill areas which are identified in the skills assessment program. .

The Program

We have identified a universal set of 45 skill areas which we believe encompasses the many aspects of the contracting function. Examples of such skill areas include, among others, risk management, leadership, negotiation, and data-based decision-making. We believe that a subset of 15-20 skill areas are most pertinent to the successful performance of an individual with contracting responsibility. The particular makeup of each such subset is dependent on the individual’s job description, industry, location and job requirements. Through a collaborative effort between the individual client, his or her employer or manager and our personnel, a relevant skill set is identified, and the individual is asked to rate himself or herself in terms of proficiency against a series of five descriptions of competency levels, which are assigned ratings 1 through 5, with a 5 rating being designated “expert.” This self-assessment process is completed via our proprietary online system. When the self-assessment is complete, the assessment is routed to the individual's nominated reviewer or line manager for validation of score selection. Any discrepancies in assessment are discussed at that time and a final rating is agreed upon. Individual skill scores are then compared with benchmark mean scores which we have derived from the thousands of prior participants in the program. These benchmark mean scores are also related to career level, industry and geography. A score by the individual which exceeds a determined benchmark indicates an area of strength while a score lower than benchmark signifies a training weakness. Certain learning modules are then prescribed in an effort to address the areas of weakness. A map between skills and modules exists to facilitate this correlation.

The professional development learning modules are a part of our proprietary training system, which is self-administered by our customers and is delivered via an online curriculum of learning modules targeted at each phase of the contracting process. We have identified these phases as Initiate, Bid, Develop, Negotiate and Manage. We have developed 34 modules in the full sales function syllabus and 37 for procurement. Sample module titles include Responding to RFP / RFI, Electronic Contracting, Understanding a Terms Audit, SOW / SLA Preparation, Negotiation Techniques and Understanding and Managing Risk. Each online module contains 45-60 minutes of recorded voice dialogue, accompanied by a printable script and includes attachments and links to additional resources as well as self-test exercises.

We also administer the professional certification program of IACCM, a not-for-profit professional organization which is an affiliate of ours. Our skills assessment methodology described above is one of the key elements of IACCM’s certification program. Individuals may obtain certification at one of four levels: Associate, Member, Certified Member and Fellow. We believe that such certification has become a global standard within the contract management profession, and demonstrates proficiency to both current and future employers.

We believe that the process and methodologies currently employed, which we developed and apply to the contract management profession, could be adapted to cater to other professions as well in the future.

Revenue Generation

The majority of our business to date has been generated through referrals and sales by IACCM. IACCM refers us both individuals and enterprise-wide assignments with corporations of many sizes. As previously mentioned, we also administer IACCM's professional certification program, and we undertake research and survey work on its behalf to explore industry trends and hot topics in the global contracting arena.

Our fees vary depending on the program the candidate or his employing company utilizes. Individual users pay a fee that ranges between $75.00 to $500.00 dollars for certification. Access to the learning module is $275.00 for a one-year subscription and $425.00 for a two year subscription. Corporate groups are typically charged a fee between $500 and $750 per member of the group. Groups can range in size from approximately ten to 200 members. Our business during fiscal 2007 is garnered by IACCM either through online signup or through engagement with key personnel in our corporate clients. IACCM retains a 10% fee for all business it refers for us, and forwards us the remaining 90%.

Marketing

We have established a client base and do not directly market our services. We rely on client referrals and IACCM as our key sales channel, eliminating the need to directly market services. IACCM is paid a 10% fee for business they generate for us.

Competitive Business Conditions

We believe that our primary competition is from other online training firms but we have not performed an evaluation of our competitive market.

We expect to enhance our global presence in the second half of 2008 with the addition of an office in England and an office in Europe. We believe that these initiatives will have a dramatic effect on our revenue expansion and will put us on a high growth trajectory which we believe will enable us to expand to a worldwide business.

Number of Total Employees and Number of Full Time Employees

Simon Roberts is our only full time employee and serves as our President and the sole member of our Board of Directors. We currently have four part-time employees that support our business on an “as needed” basis.

We will consider retaining other management and support personnel as our business base increases.

Employment Agreements

We do not have an employment agreement in place with Mr. Roberts, our sole officer, and do not anticipate entering into any employment agreements in the foreseeable future.

Board Committees

As of the date hereof, we have not established any committees of the Board of Directors.

Directors

The minimum number of directors we are authorized to have is one and the maximum is eight. In no event may we have less than one director. Although we anticipate appointing additional directors in the future, as of the date hereof we have not identified such individuals.

DESCRIPTION OF PROPERTY

Our executive office is currently located at 90 Grove Street, Suite 02, Ridgefield, Connecticut 06877. We are currently paying $680.00 per month for the use of approximately 300 square feet of office space. This space is rented on a month-to-month basis.

We do not intend to renovate, improve, or develop any real property. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

There are no pending, nor to our knowledge threatened, legal proceedings against us.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F–1
Balance Sheet for Years Ended December 31, 2007 and 2006	F–2
Statements of Income for Years Ended December 31, 2007 and 2006	F–3
Statement of Changes in Members' Deficiency for Years Ended December 31, 2007 and 2006	F–4
Statements of Cash Flows for Years Ended December 31, 2007 and 2006	F–5
Notes to Financial Statements for Years Ended December 31, 2007 and 2006	F–6

Balance Sheet for March 31, 2008 and December 31, 2007	F–9
Statements of Income for the Three Months Ended March 31, 2008 (unaudited) and 2007 (unaudited)	F–10
Statements of Cash Flows for the Three Months Ended March 31, 2008 (unaudited) and 2007 (unaudited)	F–11
Notes to the Financial Statements dated March 31, 2008	F–12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
B Management, LLC

We have audited the accompanying balance sheets of B Management, LLC (“the Company”) as of December 31, 2007 and 2006, and the related statements of income, members’ deficiency, and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Bernstein & Pinchuk LLP
June 10, 2008
New York, NY

B MANAGEMENT, LLC
BALANCE SHEETS

	DECEMBER 31,
	2007	2006
ASSETS
CURRENT ASSETS
Cash	$138	$622
Related party trade receivable	47,107	28,393
TOTAL CURRENT ASSETS	47,245	29,015

Organization costs	500	500

	$47,745	$29,515

LIABILITIES AND MEMBERS' DEFICIENCY
CURRENT LIABILITIES
Accounts payable	$15,000	$15,000
Related party payable	79,877	73,234
TOTAL CURRENT LIABILITIES	94,877	88,234

MEMBERS' DEFICIENCY
Accumulated deficit	(47,132)	(58,719)
TOTAL MEMBERS' DEFICIENCY	(47,132)	(58,719)

	$47,745	$29,515

See Notes to Financial Statements

B MANAGEMENT, LLC
STATEMENTS OF INCOME

	YEARS ENDED DECEMBER 31,
	2007	2006
REVENUES
Research and consulting	$75,843	$26,515
Learning module licenses	51,167	71,064
Certification and skills assessment	44,814	72,711
Managed learning	99,278	90,693
	271,102	260,983

COST OF REVENUES
Learning module learning	15,000	30,000

GROSS MARGIN	256,102	230,983

GENERAL AND ADMINISTRATIVE EXPENSES
Business taxes	1,428	250
Advertising	2,341	1,688
Rent	9,097	6,633
Professional fees	1,131	2,107
Computer expense	24,913	23,626
Utilities and telephone	3,478	3,506
Bank charges and credit card fees	3,120	963
Office expense	8,387	5,902
Insurance	118	2,807
Labor	142,973	132,045
Travel and entertainment	12,884	6,023
Contractors	26,263	16,311
Automobile expense	8,382	6,504
Miscellaneous	-	1,050
	244,515	209,415

NET INCOME	$11,587	$21,568

See Notes to Financial Statements

B MANAGEMENT, LLC
STATEMENT OF CHANGES IN MEMBERS' DEFICIENCY

	YEARS ENDED DECEMBER 31,
	2007	2006
MEMBERS'DEFICIENCY, beginning	$(58,719)	$(80,287)

Net income	11,587	21,568

MEMBERS' DEFICIENCY, ending	$(47,132)	$(58,719)

See Notes to Financial Statements

B MANAGEMENT, LLC
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,587	$21,568
Adjustments to reconcile net income to net cash used in operating activities:
Related party trade receivable	(18,714)	(27,343)
Accounts payable	-	15,000
Related party payable	6,643	(9,649)
NET CASH USED IN OPERATING ACTIVITIES	(484)	(424)

NET DECREASE IN CASH	(484)	(424)

CASH AT BEGINNING OF YEAR	622	1,046

CASH AT END OF YEAR	$138	$622

Supplemental disclosures of cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

See Notes to Financial Statements

B MANAGEMENT, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As a result of reorganization on April 1, 2008, B Management, Inc., a newly-formed Delaware corporation, became the 100% owner of B Management, LLC, a Delaware limited liability company. These financial statements represent the financial statements of B Management, LLC (the “Subsidiary”).

Nature of Business

The Subsidiary was formed on September 17, 2002, in the state of Connecticut. Its principal activity is to provide training and development services to individuals and corporate teams whose profession is focused upon contract management and negotiation. The Subsidiary has developed and operates an online skill assessment system designed to highlight strengths and weaknesses in an applicant’s on the job skills. The Subsidiary also offers an online curriculum of professional development learning modules targeted at each phase of the contracting process.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Subsidiary considers all short-term debt securities purchases with a maturity of three months or less to be cash equivalents.

Advertising

The Subsidiary expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2007 and 2006 was $2,341 and $1,688, respectively.

Income Taxes

The Subsidiary is organized as a limited liability company and files its income taxes as a partnership. As a flow-through entity, federal and state income taxes are the responsibility of the members. Therefore, the Subsidiary does not record a provision for income taxes as the members report the Subsidiary’s income or loss on their income tax returns.

B MANAGEMENT, LLC
NOTES TO FINANCIAL STATEMENTS (cont’d)
DECEMBER 31, 2007 AND 2006

Accounts Receivable

Accounts receivables are carried at original invoice less an estimate allowance for doubtful accounts based on a monthly review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible.

Recoveries of accounts receivable previously written off are recorded as income when received.

Revenue Recognition

Revenue from training, skill assessment and consulting is recognized at the time the service is provided. All services are provided to a related party.

NOTE 2 – RELATED PARTY TRANSACTIONS

The following transactions occurred between the Subsidiary and other affiliated companies during 2007 and 2006:

The Subsidiary is related through common ownership to Global Executive Services, Inc. The Subsidiary is billed for its pro-rata share of overhead and other expenditures including payroll, telephone, web hosting, e-mail hosting, equipment leasing and utilities, as it occupies a suite next to Global Executive Services, Inc. For the years ended December 31, 2007 and 2006, expenses charged by the related party were $218,371 and $192,856. At December 31, 2007 and 2006, the Subsidiary owes the related party $79,877 and $73,234.

The Subsidiary is related through common management to the International Association for Contract & Commercial Management, (“IACCM”), a not-for-profit organization. 100% of the Subsidiary’s revenue for the fiscal years ended December 31, 2007 and 2006 was derived from IACCM through a contract. The Subsidiary subleases space from IACCM and is liable for its share of the rent paid by IACCM, and reimburses IACCM $649 a month for rent. At December 31, 2007 and 2006, all of the accounts receivable are due from IACCM.

NOTE 3 – RELATED PARTY TRADE RECEIVABLE

All of the Subsidiary’s trade receivables are from a related party. The Subsidiary believes all accounts receivable are fully collectible so no allowance is deemed necessary at December 31, 2007 and 2006.

NOTE 4 – FAIR VALUE OF FINANCIAL INTSTRUMENTS

Cash and Current and Non-Current Financial Assets

The carrying amount of cash and other financial assets approximates the fair value due to the relatively short-term maturity of these financial instruments.

B MANAGEMENT, LLC
NOTES TO FINANCIAL STATEMENTS (cont’d)
DECEMBER 31, 2007 AND 2006

Receivables and Payables

The historical carrying amounts of receivables and payables which are all subject to normal trade credit terms correspond basically to their fair values.

NOTE 5 – RECENT ACCOUNTING PROUNCEMENTS

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The Subsidiary does not anticipate adopting this statement since it will not have a material effect on the Subsidiary’s financial condition and results of operations.

On February 15, 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Subsidiary does not anticipate adopting this statement since it will not have a material effect on the Subsidiary’s financial condition and results of operations.

NOTE 6 - SUBSEQUENT EVENTS

On April 1, 2008, B Management, Inc. issued to the four members of the Subsidiary 1,000,000 shares of its $0.0001 par value common stock at a price of $0.0001 per share for a total amount of $100 in exchange for the four member’s business plan, business concept, and website. During April and May 2008, Simon Roberts, one of the four members of the Subsidiary and B Management, Inc.’s founder and sole director, sold 7,800 shares of B Management, Inc.’s common stock, $0.0001 par value, at a price of $0.025 per share for a total amount of $195.00, to 39 individuals. There have been no other issuances of B Management, Inc.’s common stock.

B MANAGEMENT, LLC
BALANCE SHEET

	March 31,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash	$816	$138
Related party trade receivable	152,314	47,107
TOTAL CURRENT ASSETS	153,130	47,245

Organization costs	500	500

	$153,630	$47,745

LIABILITIES AND MEMBERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
Accounts payable	$15,000	$15,000
Related party payable	81,529	79,877
Loan payable – related party	16,000	-
TOTAL CURRENT LIABILITIES	112,529	94,877

MEMBERS' EQUITY (DEFICIENCY)
Retained earnings (deficit)	41,101	(47,132)
TOTAL MEMBERS' EQUITY (DEFICIENCY)	41,101	(47,132)

	$153,630	$47,745

See Notes to Financial Statements

B MANAGEMENT, LLC
STATEMENTS OF INCOME

	Three Months Ended March 31,
	2008 (unaudited)	2007 (unaudited)
REVENUES
Research and consulting	$1,091	$26,297
Learning module licenses	29,182	80,881
Certification and skills assessment	9,070	34,222
Managed learning	96,255	14,830
	135,598	156,230

GENERAL AND ADMINISTRATIVE EXPENSES
Business taxes	577	684
Advertising	526	833
Rent	1,947	228
Professional fees	1,998	740
Computer expenses	2,605	5,603
Utilities and telephone	1,007	905
Bank charges and credit card fees	871	742
Office expense	814	1,930
Insurance	121	118
Labor	32,715	48,690
Travel and entertainment	2,719	5,543
Contractors	500	9,297
Automobile expense	965	4,196
	47,365	79,509

NET INCOME	$88,233	$76,721

See Notes to Financial Statements

B MANAGEMENT, LLC
STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2008 (unaudited)	2007 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$88,233	$76,721

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Related party trade receivable	(105,207)	(51,046)
Related party payable	1,652	20,852
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(15,322)	46,527

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from loan payable – related party	16,000	–

NET INCREASE IN CASH	678	46,527

CASH AT BEGINNING OF YEAR	138	622

CASH AT END OF THE PERIOD	$816	$47,149

Supplemental disclosures of cash flow information:
Interest paid	$–	$–
Income taxes paid	$–	$–

See Notes to Financial Statements

B MANAGEMENT, LLC
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2008
(Unaudited)

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

B Management, LLC (the "Subsidiary") was formed September 17, 2002, in the State of Connecticut. Its principal activity is to provide training and development services to individuals and corporate teams whose profession is focused upon contract management and negotiation. The Subsidiary has developed and operates an online skill assessment system designed to highlight strengths and weaknesses in an applicant’s on the job skills. The Subsidiary also offers an online curriculum of professional development learning modules targeted at each phase of the contracting process.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Subsidiary considers all short-term debt securities purchases with a maturity of three months or less to be cash equivalents.

Advertising

The Subsidiary expenses advertising costs as incurred. Advertising expense for the three months ended March 31, 2008 and 2007 was $526 and $833, respectively.

Income Taxes

The Subsidiary is organized as a limited liability company and files its income taxes as a partnership. As a flow-through entity, Federal and State income taxes are the responsibility of the members. Therefore, the Subsidiary does not record a provision for income taxes as the members report the Subsidiary’s income or loss on their income tax returns.

Accounts Receivables

Accounts receivables are carried at original invoice less an estimate allowance for doubtful accounts based on a monthly review of all outstanding amounts. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts. Accounts receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded as income when received.

B MANAGEMENT, LLC
NOTES TO FINANCIAL STATEMENTS (cont’d)
MARCH 31, 2008
(Unaudited)

Revenue Recognition

Revenue from training, skill assessment and consulting is recognized at the time the service is provided. All services are provided to a related party.

NOTE 2 – RELATED PARTY TRANSACTIONS

The following transactions occurred between the Subsidiary and other affiliated companies during the three months ended March 31, 2008 and 2007:

The Subsidiary is related through common ownership to Global Executive Services, Inc. The Subsidiary is billed for their pro-rated share of overhead and other expenditures including payroll, telephone, web hosting, e-mail hosting, equipment leasing and utilities. For the three months ended March 31, 2008 and 2007 expenses charged by the related party were $44,703 and $70,109. At March 31, 2008 and December 31, 2007, the Subsidiary owes the related party $81,529, and $79,877.

The Subsidiary is related through common management to the International Association for Contract & Commercial Management, (“IACCM”), a not-for-profit Organization. 100% of the Subsidiary’s revenue is derived from IACCM through a contract. The Subsidiary is also liable for their share of the rent paid by IACCM and reimburses IACCM $649 a month for rent. At March 31, 2008 and December 31, 2007, all of the accounts receivable are due from IACCM.

NOTE 3- RELATED PARTY TRADE RECEIVABLE

All of the Subsidiary’s trade receivables are from a related party. Client believes all accounts receivable are fully collectible so no allowance is deemed necessary at March 31, 2008 or 2007.

NOTE 4 – LOAN PAYABLE

The Subsidiary had a short term loan payable to Global Executive Services, Inc., that had a maturity of three weeks from issuance. The loan commenced March 26, 2008. The loan was paid subsequent to March 31, 2008.

NOTE 5 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Current and Non-Current Financial Assets

The carrying amount of cash and other financial assets approximates the fair value due to the relatively short term maturity of these financial instruments.

Receivables and Payables

The historical carrying amounts of receivables and payables which are all subject to normal trade credit terms correspond basically to their fair values.

B MANAGEMENT, LLC
NOTES TO FINANCIAL STATEMENTS (cont’d)
MARCH 31, 2008
(Unaudited)

NOTE 6 – RECENT ACCOUNTING PROUNCEMENTS

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Subsidiary does not anticipate adopting this statement since it will not have a material effect on the Subsidiary’s financial condition and results of operations.

On February 15, 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Subsidiary does not anticipate adopting this statement since it will not have a material effect on the Subsidiary’s financial condition and results of operations

NOTE 7 – SUBSEQUENT EVENTS

On April 1, 2008, B Management, Inc. issued to the four members of the Subsidiary 1,000,000 shares of its $0.0001 par value common stock at a price of $0.0001 per share for a total amount of $100 in exchange for the four member’s business plan, business concept, and website. During April and May 2008, Simon Roberts, one of the four members of the Subsidiary and B Management, Inc.’s founder and sole director, sold 7,800 shares of B Management, Inc.’s common stock, $0.0001 par value, at a price of $0.025 per share for a total amount of $195.00, to 39 individuals. There have been no other issuances of B Management, Inc.’s common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements and involve risks and uncertainties. In many cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results and the timing of events to differ materially from those projected in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Prospectus.

The discussion that follows reflects our results of operations with our operating subsidiary on a consolidated basis.

Summary of Business

Our principal business objective is to provide training and development services to individual contract managers and corporate contract management teams. We have developed, operate, and own an online skills assessment system designed to highlight strengths and identify weaknesses in a customer’s “on the job” skill set.

We offer an online curriculum of professional development learning modules targeted at each phase of the contracting process. There are approximately 45 sales and procurement functions that we target for assessment. Examples of contract procurement functions are negotiation, pre contracting, contracting, domestic contracting and international contracting.

Plan of Operations

We plan to expand our activities in the United States through partnership programs with IACCM, a not-for-profit organization which is an affiliate of ours, and adding to our sales and support personnel. Additionally we plan to enhance our global presence in the second half of 2008 with the addition of an office in England. At the present time we have not initiated a feasibility study to address these expansion possibilities but believe that these initiatives may have a positive effect on our revenue expansion.

Comparison of Fiscal Year Ended December 31, 2006 to December 31, 2007

Results of Operation

We incurred operating expenses in the amount of $244,515 for the 12 month period ended December 31, 2007, and $209,415 for the 12 month period ended December 31, 2006. Operating expenses are comprised of labor and various general and administrative expenses, business taxes, advertising, rent, professional fees, travel and entertainment expenses, computer expenses, utilities and telephone, bank charges and credit card fees, office expense, insurance, labor, contractors and automobile expenses. General and administrative expenses increased by $35,100 for the 12 month period ended December 31, 2007, as compared to the 12 month period ended December 31, 2006. Labor expenses increased by $10,928, to $142,973 for the 12 month period ended December 31, 2007, as compared to $132,045 for the 12 month period ended December 31, 2006. The increase in labor expense is due to increases in salaries provided to keep salaries in line with cost-of-living increases. Travel and entertainment increased by $6,861, to $12,884 for the 12 month period ended December 31, 2007, as compared to $6,023 for the 12 month period ending ended December 31, 2006. The increase of travel and entertainment expenses is due to increased travel to maintain already established customer relationships. Contractor’s expenses increased by $9,952 to $26,263 for the 12 month period ended December 31, 2007, as compared to $16,311 for the 12 month period ended December 31, 2006. The increase in contractors’ expenses is primarily due to a redesign of our system to enhance system integrity and security.

Our net income for the 12 month period ended December 31, 2007 decreased by $9,981 to $11,587, as compared to $21,568 for the 12 month period ended December 31, 2006. This decrease is attributable to an increase in the cost of maintaining existing customer relationships.

Comparison of Quarter Ended March 31, 2008 to March 31, 2007

Results of Operation

Operating expenses decreased by $32,144 to $47,365 for the three-month period ended March 31, 2008, as compared to $79,509 for the three-month period ended March 31, 2007. This is primarily due to a decrease in labor and contractors expenses as a result of the completion of our system redesign.

Our net income for the three-month period ended March 31, 2008 increased by $11,521 to $88,233, as compared to $76,721 for the three-month period ended March 31, 2007. This increase is attributable to a decrease in our general and administrative expenses.

Significant Customer

IACCM, generates referrals and sales for us and we have developed most of our relationships through them. Additionally, we administer IACCM’s certification program and from time-to-time undertake research and survey work on their behalf. We pay IACCM a 10% fee for referral business. Future revenues and results of operations could be adversely affected should IACCM choose not to continue to refer customers to us.

Liquidity and Capital Resources

At March 31, 2008, our current assets increased by $105,885 from $47,245 (consisting primarily of related party receivables of $47,107), as compared to current assets of $153,130 (consisting primarily of related party receivables of $152,314) at March 31, 2008. The increase in current assets is attributable to an increase in receivables from the renewal of existing contracts which is usually done in the first quarter of our fiscal year.

At December 31, 2007 we had liabilities of $94,877 (consisting of accounts payable of $15,000 and amounts due to related parties of $79,877), which increased by $17,652 to $112,529 at March 31, 2008. The increase in our liabilities due from December 31, 2007 to March 31, 2008 of $17,652 is primarily a result of the $16,000 loan which is reflected on our unaudited balance sheet for the period ending March 31, 2008. We repaid this loan shortly after March 31, 2008.

We may incur increased research and development costs in the event that changes occur in the computer, Internet and/or software industry in order to enable us to maintain our competitive position within the online assessment and certification industry.

We may need to hire additional employees over the next 12 months; with the possibility of full time secretarial support should our business grow and necessitate such expenditure. Currently, we believe the services provided by our officer/director and four part time employees is sufficient for our operations. Additionally, we believe that we have significant cash and/or cash equivalents on hand to continue our operations for the next 12 months.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

We have not had changes in or disagreements with accountants on accounting and financial disclosure. Bernstein & Pinchuk LLP has served as our accounting firm since our inception.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name of Director	Age	Position
Simon Roberts	37	President and Director

Simon Roberts, has served as our President and Director since our inception and previously was a member of B Management, LLC. Since 2002, Mr. Roberts has served as a business development specialist at Global Executive Business Services, Inc., a privately held event planning organization, assisting in the company’s growth and international business expansion capabilities. Mr. Roberts graduated from the University of Auckland and joined Australia and New Zealand Banking Group before moving to Europe, where he worked in investment banking for Schroders.

Board of Directors

Directors on our Board of Directors are elected for one-year terms serving until the next annual stockholders’ meeting or until their death, resignation, retirement, removal, disqualification, or until a successor has been elected and qualified. All officers are appointed annually by the Board of Directors and serve at the discretion of the Board. Currently, our sole director receives no compensation for his service on our Board of Directors and we do not anticipate paying any compensation to Directors in the foreseeable future.

All directors will be reimbursed by us for any accountable expenses incurred in attending directors meetings provided that we have the resources to pay these fees. We will consider applying for officers and directors liability insurance at such time when we have the resources to do so.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, our Board of Directors intends to establish an audit committee and a compensation committee. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will review and recommend compensation arrangements for the officers and employees. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. We believe that we will need a minimum of three independent directors to have effective committee systems.

Director Independence

Our determination of independence of directors is made using the definition of “independent director” contained under NASDAQ Marketplace Rule 4200(a)(15), even though such definitions do not currently apply to us because we are not listed on NASDAQ. Our sole director, Simon Roberts, is our President, Principal Executive Officer and Principal Financial Officer and therefore is not “independent” under this rule.

EXECUTIVE COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non- qualified Deferred Compen-sation Earnings ($)	All Other Compensa-tion ($)	Total ($)
Simon Roberts, President	2008	4,000	–	–	–	–	–	–	–
	2007	4,000	–	–	–	–	–	–	–
	2006	4,000	–	–	–	–	–	–	–

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our capital stock as of the date hereof by (i) each person whom we know to beneficially own more than five percent of any class of our common stock, and (ii) our sole director and executive officer. The individual listed below has sole voting and investment power with respect to the shares beneficially owned.

As of July 24, 2008, we had 1,007,800 shares of common stock outstanding which are held by 43 stockholders. The chart below sets forth the ownership of our common stock, or claimed ownership, of certain individuals.

Title of Class	Name and Address of Beneficial Owner	Amount of Shares Beneficially Owned	Percent of Class*
Common Stock	Simon Roberts 90 Grove Street, Suite 02 Ridgefield, CT 06877	30,000	2.97%
Common Stock	Tim Cummins 140 Ivy Hill Road Ridgefield, CT 06877	500,000	49.61%
Common Stock	Leonora Valvo 140 Ivy Hill Road Ridgefield, CT 06877	420,000	41.67%
Common Stock	Robert Emery 2 The By Way Driftwood Point Danbury, CT 06811	50,000	4.96%
Common Stock	Officers and Directors as a Group (1 person)	30,000	2.97%

*	The percent of class is based on 2,076,700 shares of common stock issued and outstanding as of May 13, 2008.
(1)	Mr. Roberts serves as our President, Principal Executive Officer, Principal Financial Officer and is our sole director.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We acquired our operating business in a transaction in which we exchanged 1,000,000 shares of common stock for an assignment of 100% of the ownership interests in B Management, LLC. B Management, LLC was initially owned by four members, and the 1,000,000 shares of our common stock were distributed to them in the exchange in accordance with the percentage that each member owned of B Management, LLC, in accordance with the company’s operating agreement.

We are related through common ownership to the Global Executive Business Services, Inc. (“GEBS”). Three of our stockholders are also stockholders of the GEBS: (a) Tim Cummins, who owns shares representing approximately 49.61% of our outstanding common stock, owns 35% of GEBS, (b) Leonora Valvo, who owns shares representing approximately 41.67% of our outstanding common stock, owns 51% of GEBS, and (c) Simon Roberts, who owns shares representing approximately 3% of our outstanding common stock, owns 2% of GEBS. We are located in an adjoining suite to GEBS and pay a pro-rata share of variable overhead and expenses such as payroll, telephone, web hosting, e-mail hosting, equipment leasing and utilities. For the years ended December 31, 2007 and 2006, expenses charged by the related party were $218,371 and $192,856. At December 31, 2007 and 2006, we owed balances to GEBS of $79,877 and $73,234 respectively which is included in accounts payable.

We are related through common management to IACCM, a not-for-profit organization through which outside sales are initiated. All of our revenue is derived from IACCM through a contract. We sublease office space from IACCM for $649 a month. At December 31, 2006, December 31, 2007 and March 31, 2008, all of our accounts receivable were due from IACCM.

We have not undertaken any other transactions with related persons, promoters and control persons.

There are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive assets, services or other consideration from us. No assets will be or are expected to be acquired from any promoter on our behalf.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Commission’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement under the Securities Act of 1933, as amended, with respect to the offer and sale of shares of common stock pursuant to this Prospectus. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference.

The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at the Commission’s Public Reference Room, 100 F. Street, N.E., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

As of the effectiveness of our Registration Statement, we will be required to file periodic and current reports with the Commission pursuant to Section 13 or 15 of the Securities Exchange Act of 1934, as amended. Each filing we make with the Commission is immediately available to the public for inspection and copying at the Commission’s Public Reference Room and the web site of the Commission referred to above or by calling the Commission at 1-800-SEC-0330.

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

B Management, Inc.
90 Grove Street, Suite 02
Ridgefield, CT 06877
(203) 403-9978

Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information incorporated by reference or contained in this Prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This Prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this Prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this Prospectus.

B MANAGEMENT, INC.

7,800 SHARES
OF
COMMON STOCK

 PROSPECTUS

_______, 2008

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$0.01
Transfer Agent Fees*	$100.00
Accounting fees and expenses*	$7,500.00
Legal fees and expenses**	$39,899.99
Edgar filing, printing and engraving fees*	$2,500.00
TOTAL	$50,000.00
*Indicates expenses that have been estimated for filing purposes.
**These fees are being deferred by our law firm, until such time as we have sufficient resources.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

General Corporation Law of the State of Delaware

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of such corporation or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or another enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation with respect to such claim, issue or matter. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Articles and By-Laws also provide for indemnification to the fullest extent permitted under Delaware law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

The Company’s Bylaws

Article 7 of our Bylaws provides that subject to the provisions of the Delaware Corporation Law, we shall indemnify our officers and directors against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us, if it is determined by the Board that such person acted in good faith and in a manner which he reasonably believed was in our best interest.

Item 15. Recent Sales of Unregistered Securities

We acquired our operating business in a transaction in which we exchanged 1,000,000 shares of common stock for an assignment of 100% of the ownership interest in B Management, LLC.

From April 15, 2008 to June 12, 2008 we issued an aggregate of 7,800 shares of common stock to 39 individuals at a price of $0.025 per share, in one offering for total proceeds of $195. These stockholders had an opportunity to ask questions of and receive answers from our executive officer and were provided with access to our documents and records in order to verify the information provided.

The foregoing issuances of securities were affected in reliance upon Rule 506 of Regulation D promulgated under the Act.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description

3.1	Articles of Incorporation

3.2	Bylaws

4.1	Specimen Stock Certificate

5.1	Legal Opinion of Gersten Savage LLP

10.1	Form of Subscription Agreement

10.2	Agreement with IACCM, dated May 1, 2003

10.2.1	Agreement with IACCM, dated May 1, 2007

23.1	Consent of Bernstein & Pinchuk LLP, Chartered Accountants

23.2	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1)

Item 17.  Undertaking

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any Prospectus required by of the Securities Act of 1933;

ii.
To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each Prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

5.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Ridgefield Connecticut, on July 24, 2008.

B MANAGEMENT, INC.

By:	/s/ Simon Roberts
Simon Roberts
President, Principal Executive Officer, Principal
Financial Officer, Principal Accounting Officer, Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

July 24, 2008

By:	/s/ Simon Roberts
Simon Roberts
President, Principal Executive Officer, Principal
Financial Officer, Principal Accounting Officer, Chairman of the Board of Directors